Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 1

TO

SPONSOR SUPPORT AND EXCHANGE AGREEMENT

This AMENDMENT NO. 1 TO SPONSOR SUPPORT AND EXCHANGE AGREEMENT (this “Amendment”), is made as of September 26, 2025 (the “Effective Date”) by and among Papaya Growth Opportunity I Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Forbes & Manhattan Resources Inc., a corporation incorporated under the laws of the Province of Ontario (the “Assignor”), Papaya Growth Opportunity Corp. I, a Delaware corporation formed as a special purpose acquisition company (“SPAC”), and 2744026 Alberta Ltd., a corporation incorporated under the laws of the Province of Alberta (the “Company” or “Assignee”). Sponsor, the Assignor, SPAC and the Company are sometimes collectively referred to herein as the “Parties”, and each individually as a “Party”.

RECITALS

WHEREAS, the Parties (other than Assignee) are parties to that certain Sponsor Support Agreement dated as of April 21, 2025 (the “Sponsor Support Agreement”; capitalized terms not otherwise defined in this Amendment have the meanings given to such terms in the Sponsor Support Agreement);

WHEREAS, pursuant to Section 7.7 (Successors and Assigns; Joinder Agreement) of the Sponsor Support Agreement, Assignor wishes to assign and transfer to Assignee, and Assignee wishes to accept and assume from Assignor, all of Assignor’s right, title and interest in the Sponsor Support Agreement and all of Assignor’s liabilities, agreements, obligations, rights and duties in, under, and arising from the Sponsor Support Agreement from the Effective Date onwards;

WHEREAS, it is consistent with the Parties’ interests to recognize Assignee as the successor party to the Sponsor Support Agreement from the Effective Date onwards and release Assignor from any and all liabilities, agreements, obligations, rights and duties in, under and arising from the Sponsor Support Agreement following the Effective Date; and

WHEREAS, the parties hereto wish to amend the Sponsor Support Agreement pursuant to Section 7.5 (Amendments) thereof as hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.     Amendments to the Sponsor Support Agreement.

(a)     Each reference to “Forbes & Manhattan Resources Inc.” or “the Company” in the Sponsor Support Agreement shall be hereby deemed to be a reference to Assignee.

(b)     Section 5.1(i) of the Sponsor Support Agreement is hereby amended and restated in its entirety as follows:

“(i) it is an exempted company limited by shares and is existing in good standing under the laws of Alberta, Canada;”

(c)     Section 7.6 of the Sponsor Support Agreement is hereby amended and restated in its entirety as follows:

“7.6 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to SPAC, to:

Papaya Growth Opportunity Corp. I
3500 South Dupont Highway, Suite HX-102

Dover, DE 19901
E-mail: clay@papayagrowth.com

Attention: Clay Whitehead

if prior to the Business Combination, with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Email: alan.annex@gtlaw.com; adam.namoury@gtlaw.com
Attention: Alan Annex; Adam Namoury

If to the Company, to:

2744026 Alberta Ltd.
c/o Questerre Energy Corporation
Suite 1650, 801 – 6th Avenue SW
Calgary, Alberta T2P 3W2

Michael Binnion

Email: mbinnion@questerre.com

with a copy (which shall not constitute notice) to:

Borden Ladner Gervais LLP
1900, 520 – 3rd Avenue SW
Calgary, Alberta T2P 0R8
Email: spearson@blg.com
Attention: Steven Pearson

If to the Sponsor:

Papaya Growth Opportunity I Sponsor, LLC
2201 Broadway, 750

Oakland, CA 94612
E-mail: clay@papayagrowth.com

Attention: Clay Whitehead

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Email: alan.annex@gtlaw.com; adam.namoury@gtlaw.com
Attention: Alan Annex; Adam Namoury”

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

2.     Assignment. As of the Effective Date, pursuant to Section 7.7 (Successors and Assigns; Joinder Agreement) of the Sponsor Support Agreement, Assignor hereby transfers, assigns, conveys and delivers unto Assignee any and all right, title and interest of Assignor in, to and under the Sponsor Support Agreement and any other documents or instruments delivered pursuant thereto, and Assignee hereby accepts such transfer, assignment, conveyance and delivery of the Sponsor Support Agreement and any other documents or instruments delivered pursuant thereto.

3.     Delegation. Subject to the terms of this Amendment, from Effective Date onwards, pursuant to Section 7.7 (Successors and Assigns; Joinder Agreement) of the Sponsor Support Agreement:

(a)     Assignor hereby delegates to Assignee any and all liabilities, agreements, obligations, rights and duties of Assignor in, under and arising from the Sponsor Support Agreement and any other documents or instruments delivered pursuant thereto, and Assignee hereby assumes responsibility for such liabilities, agreements, obligations, rights and duties of Assignor in, under and arising from the Sponsor Support Agreement and any other documents or instruments delivered pursuant thereto, including without limitation all of Assignor’s outstanding and future obligations, duties and liabilities under the Sponsor Support Agreement and any other documents or instruments delivered pursuant thereto; and

(b)     each Party hereby (i) consents to the delegation of Assignor’s liabilities, agreements, obligations, rights and duties under the Sponsor Support Agreement and any other documents or instruments delivered thereto from the Effective Date onwards; (ii) irrevocably and unconditionally releases and discharges Assignor and Merger Sub from any and all liabilities, agreements, obligations, rights and duties required to be performed by Assignor and Merger Sub, as applicable, thereunder, including without limitation liabilities, agreements, obligations, rights and duties that arise following the Effective Date; and (iii) recognizes Assignee as Assignor’s successor in interest in and to all of Assignor’s rights, duties, obligations and liabilities in, to and under the Sponsor Support Agreement and any other documents or instruments delivered thereto, including without limitation all of Assignor’s outstanding and future obligations, duties and liabilities under such agreement from the Effective Date onwards.

4.     Waiver and Release. Each of the Sponsor, SPAC, and the Assignor, on behalf of itself and its respective officers, directors, equityholders, partners, members, employees, agents, affiliates, representatives, successors and assigns, hereby:

(a)     fully and irrevocably releases, discharges, dismisses and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, arrangements, promises, liabilities, controversies, costs, expenses, fees or damages of any kind (including without limitation through recission or other relief), whether known or unknown, accrued or not accrued, foreseen or unforeseen or matured or not matured (collectively, “Claims”) that any such persons would or could have, or may hereafter have, against the Assignee and its current and future affiliates (including, without limitation, all persons who control the Assignee within the meaning of the Securities Act), and any of their respective officers, directors, stockholders, partners, members, managers, employees, agents, advisors, representatives, successors and assigns arising out of, based upon or relating to any acts or omissions of any of the Assignor, SPAC, and the Sponsor to the extent (and solely to the extent) such acts or omissions both (i) occurred prior to the Effective Date and (ii) related to any breach or alleged breach of the Sponsor Support Agreement;

(b)     agrees not to assist, solicit or encourage, directly or indirectly, any other person or entity to assert any Claim released, discharged, dismissed or waived pursuant to Section 4(a) above; and

(c)     confirms that it understands the significance of the foregoing waiver and that the Assignee is relying on the foregoing waiver when deciding to enter into this Amendment and would not enter into this Amendment without the foregoing waiver.

5.     Miscellaneous. Sections 1.2 (Terms Generally), 7.6 (Notices), Section 7.7 (Successors and Assigns; Joinder Agreement), 7.9 (Governing Law) and 7.10 (Jurisdiction; Waiver of Jury Trial) of the Sponsor Support Agreement are incorporated herein by reference and shall apply, mutatis mutandis, to this Amendment.

6.     Amendments. This Amendment may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the parties hereto. Any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 5 shall be null and void, ab initio.

6.        Consent. Each Party hereby agrees that this Amendment shall constitute consent on the part of such Party to assign, delegate and amend, as applicable, the Sponsor Support Agreement as such consent is required under Sections 7.5 (Amendments) and 7.7 (Successors and Assigns; Joinder Agreement) of the Sponsor Support Agreement.

7.        Reference to and Effect on Agreements; Entire Agreement.

(a)     With respect to addressing or interpreting the Sponsor Support Agreement after the Effective Date, any references to “this Agreement” in the Sponsor Support Agreement will mean the Sponsor Support Agreement as modified by this Amendment. Except as specifically amended by this Amendment, the provisions of the Sponsor Support Agreement shall remain in full force and effect.

(b)     With respect to addressing or interpreting the Sponsor Support Agreement with respect to an even that took place prior to the Effective Date, any references to “this Agreement” in the Sponsor Support Agreement shall mean the Sponsor Support Agreement that was in effect on April 21, 2025.

(c)     This Amendment, the Sponsor Support Agreement (as modified by this Amendment) and the Ancillary Agreements constitute the entire understanding of the parties to this Amendment and supersedes all prior agreements, undertakings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective representatives thereunto duly authorized as or the date first above written.

ASSIGNOR:	FORBES & MANHATTAN RESOURCES INC.

	By:	/s/ Stan Bharti
Name: Stan Bharti
Title: Director

ASSIGNEE:	2744026 ALBERTA LTD.

	By:	/s/ Jason D'Silva
Name: Jason D'Silva
Title: Chief Financial Officer

SPAC:	PAPAYA GROWTH OPPORTUNITY CORP. I

	By	/s/ Clay Whitehead
Name: Clay Whitehead
Title: Chief Executive Officer

SPONSOR:	PAPAYA GROWTH OPPORTUNITY I SPONSOR, LLC

	By:	/s/ Clay Whitehead
Name: Clay Whitehead
Title: Managing Member